UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-09249	41-0285640
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

88 – 11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Joseph James Humke, (612) 623-6000
(Name and telephone number, including area code, of the person to contact in connection with this report.)
Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.
☐ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the fiscal year ended____________.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
This Form SD of Graco Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period of January 1 to December 31, 2021.
A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD and is publicly available at www.graco.com.
Item 1.02 Exhibit
As specified in Section 3, Item 3.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.
Section 2 - Resource Extraction Issuer Disclosure
Item 2.01 Resource Extraction Issuer Disclosure and Report
Not applicable.

Section 3 - Exhibits
Item 3.01 Exhibits
The following exhibit is filed as part of this report.

Exhibit No.	Description

1.01	Conflict Minerals Report of Graco Inc. as required by Items 1.01 and 1.02 of this Form SD

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

GRACO INC.

Date:	May 27, 2022	By:	/s/ Joseph James Humke
Joseph James Humke
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing

1.01	Conflict Minerals Report of Graco Inc. as required by Items 1.01 and 1.02 of this Form SD	Filed Electronically